Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement (the “Amendment”) is effective as of the 30th day of July, 2014 and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and Michael J. Little (the “Executive”). Company and the Executive may be referred to individually as a “Party” or collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Executive and the Company entered into an Employment Agreement dated June 27, 2011, as amended by the First Amendment to Employment Agreement dated June --, 2013 (together, the “Agreement”); and

WHEREAS, the Parties desire to amend the terms of the Employment Agreement as reflected herein;

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Amendment, the delivery and sufficiency of which is acknowledged, and intending to be legally bound, the Company and the Executive, having first incorporated the above recitals, agree to amend the following sections of the Agreement as follows:

A. Section 2 of the Agreement is deleted in its entirety and replaced with the following:

2.	Duties.

(a) General Duties. The Executive shall serve as the Company’s Chief Financial Officer and Chief Operating Officer. The Executive shall perform duties that are customary for such executive officers in the Company’s industry and shall perform any additional duties that are reasonably assigned to him by the Company’s Board of Directors or Chief Executive Officer from time to time. Without limiting the generality of the foregoing, the Executive shall be responsible for managing and overseeing the Company’s financial and operational affairs.

(b) Best Efforts. The Executive shall: (a) conduct himself at all times with integrity and in an ethical manner; (b) devote substantially all of his professional effort, working time, energy, and skill (vacations and absences due to illness excepted) to the duties of his employment; (c) perform his duties faithfully, loyally, and industriously, and in a manner that accords with the fiduciary relationship that a senior executive officer owes to his employer, and (d) follow and implement diligently all lawful management policies and decisions of the Company.

(c) Location of Employment. The Executive shall work at the Company’s headquarters located at 3340 Peachtree Road, NE, Suite 900, Atlanta, GA 30326, provided that the Executive may work at other business locations of the Company from time to time and may work remotely from his home location as the executive deems appropriate.

B. Miscellaneous.

The Agreement shall remain in full force and effect, except as modified by this Amendment. All capitalized terms used in the Amendment but not defined shall have the meanings ascribed to them in the Agreement. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

IN WITNESS WHEREOF, the Company and the Executive have duly executed this Amendment as of the date noted below.

COMPANY:

PREMIER EXHIBITIONS, INC.

Date: July 30, 2014	By: /s/ Mark A. Sellers, III
Name: Mark A. Sellers, III
Its: Chairman of the Board

EXECUTIVE

Date: July 30, 2014	By: /s/ Michael J. Little
Name: Michael J. Little